           As filed with the Securities and Exchange Commission on June 9, 1998.

                                                    Registration No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                                  ------------


                            THE KROLL-O'GARA COMPANY
             (Exact name of registrant as specified in its charter)


           Ohio                                          31-1470817
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)


                               9113 LeSaint Drive
                              Fairfield, Ohio 45014
                                 (513) 874-2112
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              --------------------

                                 Abram S. Gordon
                       Vice President and General Counsel
                            The Kroll-O'Gara Company
                               9113 LeSaint Drive
                              Fairfield, Ohio 45014
                                 (513) 874-2112
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                             Timothy E. Hoberg, Esq.
                        Taft, Stettinius & Hollister LLP
                              1800 Star Bank Center
                                425 Walnut Street
                           Cincinnati, Ohio 45202-3957
                                 (513) 381-2838

                              --------------------

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement shall become effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                               ----------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================
Title of             Amount to be         Proposed             Proposed           Amount of
Securities to be     Registered           Maximum              Maximum            Registration Fee
Registered                                Offering Price       Aggregate
                                          per unit (1)         Offering
                                                               Price(1)
---------------------------------------------------------------------------------------------------
Common Stock,        106,629 shares       $21.25               $2,265,866.25      $668.43
$.01 par value
per share
===================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on June 2, 1998.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS



                                 106,629 SHARES

                            THE KROLL-O'GARA COMPANY

                                  COMMON STOCK


         This Prospectus relates to up to 106,629 shares of the common stock, $.01 par value (the "Common Stock"), of The Kroll-O'Gara Company (the "Company").

         The Company's Common Stock is listed on the Nasdaq National Market under the symbol "KROG." On June _, 1998, the closing price of the Common Stock as reported on the Nasdaq National Market was $ ____ per share.

                             -----------------------

                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                             -----------------------

         All of the shares of Common Stock offered hereby (the "Shares") are being sold for the account of and by the members of the group identified under the caption "Selling Shareholders." The Selling Shareholders have advised the Company that these Shares may be sold from time to time in the over-the-counter market or in negotiated transactions, in each case at prices satisfactory to the seller. See "Plan of Distribution." The Company will not receive any proceeds from the sale of the Shares.

                             -----------------------

                  The date of this Prospectus is June _, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the Commission's Regional Offices at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information filed electronically by the Company. This Prospectus does not contain all the information set forth in the Registration Statement filed by the Company with respect to the offering made hereby. Copies of the Registration Statement are available from the Commission.

                            -----------------------

         No person has been authorized to give any information or to make on behalf of the Company or the Selling Shareholders any representations, other than those contained in this Prospectus, in connection with the offer made hereby, and, if given or made, any such other information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered hereby, or an offer to sell or solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not qualified or to any person to whom such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents are incorporated by reference herein:

         1. The Company's annual report on Form 10-K for the year ended December 31, 1997;

         2. The Company's quarterly report on Form 10-Q, as amended, for the quarter ended March 31, 1998; and

         3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 000-21629) filed on October 28, 1996, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus and prior to the termination of the offering made hereunder shall be deemed to be incorporated herein by reference and made a part hereof from the date of filing of such material. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference herein (not including exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Any request for delivery of such information should be directed to Abram S. Gordon, Esq., Vice President and General Counsel, The Kroll-O'Gara Company, 9113 LeSaint Drive, Fairfield, Ohio 45014, telephone (513) 874-2112.



                                   THE COMPANY

         The Kroll-O'Gara Company is a leading global provider of a broad range of specialized products and services designed to supply solutions to a variety of security needs. Kroll-O'Gara provides governments, businesses, and individuals with information, analysis, training, and products to mitigate the growing risks associated with white-collar crimes, fraud, physical attacks, threats, violence, and uninformed decisions based upon incomplete or inaccurate information. The Company is organized into three primary business groups:
Investigations and Intelligence, Security Products and Services, and Voice and Data Security. The Investigations and Intelligence Group provides fraud investigations, due diligence, litigation support, and integrity consulting services as well as providing business intelligence gathering and analysis to corporations, financial institutions, and governments. The Security Products and Services Group provides commercial and military armored vehicles, advanced security and driver training, crisis management, and security consulting services. The Voice and Data Security Group provides secure communication systems including satellite telephone and GPS systems as well as computer forensics, internet security, and data system design for maximum security. The Company serves a diverse customer base, including large multinational corporations, medium and small businesses, individuals, law firms, investment and commercial banks and U.S. and foreign government agencies.

         The Company is incorporated in the State of Ohio. Its principal executive offices are located at 9113 LeSaint Drive, Fairfield, Ohio 45014, telephone (513) 874-2112, and at 900 Third Avenue, New York, New York 10022, telephone (212) 593-1000.


                                 USE OF PROCEEDS

         The Company will receive none of the proceeds from the sale of the Shares by the Selling Shareholders.



                              SELLING SHAREHOLDERS

         The following information has been compiled from information provided to the Company by the persons comprising the Selling Shareholder group identified below (the "Selling Shareholders") and reflects information concerning their beneficial ownership of the Company's Common Stock as of the date of this Prospectus.



                                                                                               Shares of
                                                                      Shares of              Common Stock
                                         Shares of Common           Common Stock              to Be Owned
Name of Selling                         Stock Beneficially              to Be             After Completion of
  Shareholder                                  Owned               Offered Hereby            This Offering
--------------------                    ------------------         --------------         -------------------
Selling Shareholders as a Group              106,629*                  106,629                     0
(15 persons)*


* Less than 1% of the class prior to the Offering.

         Beneficial ownership of the shares of Common Stock being sold was acquired as a result of the Company's June _, 1998 acquisition of Lindquist Avey Macdonald Baskerville Inc. ("LAMB") of Toronto, Canada, now an indirect wholly owned subsidiary of the Company. Each Selling Shareholder is an officer or employee of LAMB or a subsidiary of LAMB. None of the Selling Shareholders has had any prior position, office or material relationship with the Company or any of its affiliates, and none currently has any material relationship with the Company.


                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Shareholders or their pledgees or donees. Such sales may be made on The Nasdaq Stock Market, in the over-the-counter market or in negotiated transactions, at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by means of (a) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus and/or (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, a broker or dealer engaged by a Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale, which amounts will not be greater than that normally paid in connection with ordinary trading transactions.


                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby has been passed upon for the Company by Taft, Stettinius & Hollister LLP, 1800 Star Bank Center, Cincinnati, Ohio 45202.


                                     EXPERTS

         The audited consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. In that report, that firm states that with respect to certain subsidiaries, its opinion is based on the reports of other independent public accountants, namely Deloitte & Touche LLP for the year ended December 31, 1996 and KPMG Peat Marwick LLP for the year ended December 31, 1995. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting in 1997 for costs incurred in connection with business process reengineering activities. The audited consolidated financial statements referred to above have been incorporated by reference in reliance upon the authority of those firms as experts in accounting and auditing.

                                     PART II


                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby:

         SEC registration fee................................         $  670
         Nasdaq National Market listing fee..................          2,135
         Accounting fees and expenses........................         15,000
         Legal fees and expenses.............................          7,500
         Miscellaneous.......................................            695
                                                                      ------

                   TOTAL.....................................         $26,000
                                                                      =======


         All of the above expenses other than the SEC registration fee and the Nasdaq listing fee are estimates. The Company has agreed to pay all of these expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 1701.13(D) of the Ohio General Corporation Law allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless determined by the court. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter therein. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent counsel or by the shareholders.

         The Registrant's Code of Regulations provides that the Registrant shall indemnify such persons to the fullest extent permitted by law.

         The Registrant maintains director and officer liability insurance which provides coverage against certain liabilities.

ITEM 16.  EXHIBITS.

         The following Exhibits are filed as part of this Registration
Statement.

         Exhibit No.
         -----------

          5                Opinion of Counsel
         23.1              Consent of Arthur Andersen LLP
         23.2              Consent of Deloitte & Touche LLP
         23.3              Consent of KPMG Peat Marwick LLP
         23.4              Consent of Counsel (included in Exhibit 5)
         24                Power of Attorney

ITEM 17.  UNDERTAKINGS.

         *(a)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         *(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



---------------

*        Paragraph references correspond to those of Item 512 of Regulation S-K.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN CINCINNATI, OHIO, AS OF THE 9th DAY OF JUNE, 1998.

                                             THE KROLL-O'GARA COMPANY


                                             BY:   /s/ Jules B. Kroll
                                                 -------------------------------
                                                 Jules B. Kroll
                                                 Chairman of the Board and Chief
                                                 Executive Officer

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF THE 9th DAY OF JUNE, 1998.

SIGNATURE                              TITLE
---------                              -----


/s/ Jules B. Kroll                     Chairman of the Board and Chief
------------------                     Executive Officer (principal executive
Jules B. Kroll                         officer)


/s/ Thomas M. O'Gara                   Vice Chairman of the Board
--------------------
Thomas M. O'Gara


/s/ Wilfred T. O'Gara*                 Director
----------------------
Wilfred T. O'Gara


/s/ Nazzareno E. Paciotti              Chief Financial Officer
-------------------------              (principal financial officer)
Nazzareno E. Paciotti


/s/ Nicholas P. Carpinello             Controller and Treasurer
--------------------------             (principal accounting officer)
Nicholas P. Carpinello


/s/ Michael G. Cherkasky*              Director
-------------------------
Michael G. Cherkasky


/s/ Marshall S. Cogan*                 Director
----------------------
Marshall S. Cogan


/s/ Michael J. Lennon*                 Director
----------------------
Michael J. Lennon


                                       Director
--------------------
Raymond E. Mabus

/s/ Hugh E. Price*                     Director
------------------
Hugh E. Price


/s/ Jerry E. Ritter*                   Director
--------------------
Jerry E. Ritter


/s/ William S. Sessions*               Director
------------------------
William S. Sessions


                                       Director
-------------------
Howard I. Smith


* Pursuant to Power of Attorney


By: /s/ Abram S. Gordon
    --------------------
        Abram S. Gordon
        Attorney-in-Fact

                                INDEX TO EXHIBITS



Exhibit No.                Description
-----------                -----------

     5                     Opinion of Counsel

    23.1                   Consent of Arthur Andersen LLP

    23.2                   Consent of Deloitte & Touche LLP

    23.3                   Consent of KPMG Peat Marwick LLP

    23.4                   Consent of Counsel (included in Exhibit 5)

    24                     Power of Attorney